CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of I.D. Systems, Inc. and Subsidiaries on Form S-8 to be filed on or about June 14, 2018 of our report dated March 30, 2018, on our audits of the consolidated financial statements and financial statement schedule as of December 31, 2016 and 2017 and for each of the years in the three-year period ended December 31, 2017, which report was included in the Annual Report on Form 10-K filed on March 30, 2018.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

June 14, 2018